EXHIBIT 5.1

October 13, 2004

Bimini Mortgage Management, Inc.
3305 Flamingo Drive, Suite 100
Vero Beach, Florida 32963

Ladies and Gentlemen:

        We have acted as counsel to Bimini Mortgage Management, Inc. (the "Company") in connection with the registration with the Securities and Exchange Commission by the Company of 10,654,432 shares of its Class A Common Stock, par value $.001 per share (the "Class A Common Stock"). The Class A Common Stock is being registered pursuant to the Company's Registration Statement on Form S-11 (File No. 333-114542) under the Securities Act of 1933, as amended (together with any amendments thereto, the "Registration Statement").

        We have reviewed the Registration Statement and such other documents, corporate records, certificates and instruments as we have deemed necessary.

        Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Class A Common Stock has been duly and validly authorized, legally issued and is fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus, which is a part of the Registration Statement.

Very truly yours,

/s/ Clifford Chance US LLP